Exhibit 10-18.4

DUKE ENERGY CORPORATION

1998 LONG-TERM INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

(Optionee: Paul M. Anderson

November 17, 2003 Grant Date)

THIS AGREEMENT is made as of the Grant Date specified above (the “Grant Date”), between Duke Energy Corporation, a North Carolina corporation (the “Corporation”), and the Optionee specified above (the “Optionee”). Except as defined herein, capitalized terms shall have the same meaning ascribed to them in the Duke Energy Corporation 1998 Long-Term Incentive Plan, as amended, and as may, from time to time, be further amended (the “Plan”).

1. Grant and Designation of Option. Pursuant to the provisions of the Plan, the Corporation hereby grants to the Optionee, subject to the terms and conditions of the Plan, this Agreement, and the related Nonqualified Stock Option Certificate specifying the same Optionee and Grant Date as this Agreement, which certificate is incorporated herein by reference (the “Certificate”), the right and option to purchase from the Corporation the aggregate number of shares of Common Stock set forth on the Certificate at the per share price set forth on the Certificate (the “Option Price”), subject to any adjustment as provided in this Agreement or the Plan (collectively, the “Option”). The Option is not an incentive stock option within the meaning of Code Section 422A. This Agreement, together with the Certificate, shall constitute an “Award Agreement” under the Plan.

2. Term of Option and Vesting. Subject to earlier forfeiture, termination, acceleration or cancellation of the Option as provided in the Plan, this Agreement, or the Certificate, the term of the Option shall be for a period of ten (10) years from the Grant Date. Subject to the provisions of the Plan and this Agreement, the Option shall vest at such times and as to such number of shares as determined on the basis of the schedule set forth on the Certificate.

3. Method of Exercise. To the extent that the right to purchase shares has become vested, the Option, or any part thereof, may be exercised on or after January 1, 2007, or earlier as provided in Section 7, by giving signed, written notice of exercise to the Corporation (the “Exercise Notice”) specifying the number of shares to be purchased, subject to Section 10. The date of exercise shall be the date the properly completed Exercise Notice is delivered to the Corporation. The Exercise Notice shall be accompanied by payment of the aggregate Option Price for the shares to be purchased, in the following manner:

(a)	in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, or by wire transfer or direct account debit; or

(b)	by delivery of shares of Common Stock or other securities of the Corporation with a Fair Market Value on the date of exercise at least equal to the Option Price for the shares being purchased, provided, that in the event any such share so delivered was acquired by Optionee pursuant to the Plan, or pursuant to a similar plan of the Corporation or Subsidiary, such share, throughout the six (6) month period immediately preceding such delivery, must (i) be owned by Optionee, (ii) not have been used or acquired in any “stock for stock” swap transaction, and (iii) not be subject to any restriction upon transferability or other incident of ownership or forfeiture condition imposed by the respective plan; or

(c)	by combination of the methods described in paragraphs (a) and (b) above.

For purposes of paragraph (a) above, if, and in such manner, as the Optionee is permitted by the Corporation’s Executive Compensation and Benefits Department, and which is not contrary to federal or state securities or other laws, rules and regulations, the Optionee may provide for the payment of the aggregate Option Price for the shares to be purchased by delivering a properly executed Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of such aggregate Option Price. The Corporation, acting through its Executive Compensation and Benefits Department, may comply with applicable law by restricting the manner by which the Optionee may pay the Option Price or permitting an alternate method therefore.

Subject to Section 4 and the other applicable provisions of this Agreement and the Plan, in the event of the exercise of the Option, the Corporation shall deliver to the Optionee or, if applicable, to a broker designated by the Optionee, a certificate representing the shares of Common Stock purchased as a result of the exercise.

No partial exercise of the Option may be for fewer than twenty-five (25) shares or the full number of shares as to which the Option is exercisable at the time of such partial exercise, if less than twenty-five (25) shares.

4. Tax Withholding. Shares of Common Stock shall not be issued upon the exercise of the Option unless all federal, state and other governmental withholding tax requirements arising from such exercise have been satisfied by the Optionee or provision therefor has been made to the satisfaction of the Committee in accordance with the Plan.

5. Nonalienation. The Option granted hereunder is not assignable or transferable by the Optionee otherwise than (i) by will or the laws of descent and distribution, and is exercisable, during the Optionee’s lifetime, only by the Optionee; or (ii) to the extent authorized in the Certificate. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon, or other voluntary or involuntary attempted alienation of, the Option, or any right or privilege conferred hereby, the Option and the right and privilege conferred hereby shall immediately become null and void.

6. Rights as a Stockholder. The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Option prior to the date of issuance to Optionee of a certificate or certificates for such shares.

7. Effect of Termination of Employment. Except as otherwise provided in this Section 7, the Option may not be exercised until January 1, 2007, after which date the Option may be exercised provided the Optionee shall have been continuously employed by the Corporation or a Subsidiary from the Grant Date until December 31, 2006. Except as provided in Section 7, the Option shall be forfeited in the event of termination of such employment. The Committee may make such provision as it deems appropriate if the Optionee is on approved leave of absence from such employment. The Option shall be subject to the following provisions in the case of the cessation of the Optionee’s employment during the term of the Option:

(a)	If the Optionee shall cease to be employed by the Corporation and all Subsidiaries by reason of (i) an involuntary termination of the Optionee’s employment by the Corporation or employing Subsidiary, not For Cause[1], or (ii) the Optionee’s permanent and total disability within the meaning of Code Section 22(e)(3) or (iii)

[1]	“For Cause”, which is defined as the occurrence of: (A) gross neglect, malfeasance or gross insubordination by the Optionee in performing his duties under his Employment Agreement; (B) the Optionee’s conviction for a felony, excluding convictions associated with traffic violations; (C) an egregious act of dishonesty (including without limitation theft or embezzlement) or a malicious action by Optionee toward Duke Energy’s customers or employees; (D) a willful and material violation of any provision of Section 11 of the Optionee’s Employment Agreement; (E) intentional reckless conduct by the Optionee that is materially detrimental to the business or reputation of Duke Energy; or (F) material failure of the Optionee to carry out reasonably assigned duties or instructions consistent with the titles of Chairman and Chief Executive Officer (provided that material failure to carry out reasonably assigned duties shall be deemed to constitute cause only after a finding by Duke Energy’s Board of Directors, or a duly constituted committee thereof, of material failure on the part of Optionee and the failure to remedy such performance to the Board’s or the Committee’s, satisfaction within 30 days after delivery of written notice to Optionee of such finding).

the Optionee’s death, the Optionee (or, if the Optionee is dead, the Optionee’s duly appointed legal representative or such other person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution) may, within a period of (A) the remaining term of the Option when such cessation of employment was triggered by subsection (i) above, or (B) not more than thirty-six (36) months after such cessation of employment when such cessation of employment was triggered by subsections (ii) or (iii) above, exercise the Option, in whole or in part, to the extent of (A) the number of outstanding shares as to which the Option was vested at the date of such cessation of employment, plus (B) in the event the Option has not become fully vested, such additional number of outstanding shares under the Option the Committee, or its delegatee, shall immediately vest a portion of the Option, such portion to be equal to (1) the number of full calendar months elapsed between November 1, 2003, and the time of termination (including November 2003) divided by (2) thirty-eight, and the vested shares under the Option (including those that vest pursuant to the operation of this Section 2) will become immediately exercisable.

(b)

If the Optionee shall cease to be employed by the Corporation and all Subsidiaries For Cause or any reason other than those set forth in paragraph (a) above, the Optionee (or, if the Optionee is dead, the Optionee’s duly appointed legal representative or such other person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution) may, within a period of not more than three (3) months after such cessation of employment, exercise the Option, in whole or in part, to the extent of the number of outstanding shares as to which the Option was vested at the date of such cessation of employment.

Notwithstanding, paragraph (a) or (b) above, in no event may the Option be exercised more than ten (10) years from the Grant Date.

8. Adjustments.

(a)	If the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities or property of the Corporation or another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split up, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased by a stock dividend or stock split, there shall be substituted for or added to each share of Common Stock then subject to the Option the number and kind of shares of stock or other securities or property into which each outstanding share of Common Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. The Option shall also be amended, as to the shares then subject thereto, as to price and other terms as the Committee may deem necessary or appropriate to reflect such events. If there shall be any other change in the number or kind of outstanding shares of Common Stock, or of any stock shall have been changed, or for which it shall have been exchanged, and if the Committee shall in its sole discretion determine that such change equitably requires an adjustment in the Option, such adjustment shall be made by the Committee and shall be effective and binding upon the Optionee. In making any such substitution or adjustment pursuant to this Section 8, fractional shares may be ignored.

(b)	The Committee shall have the power, in the event of any merger or consolidation of the Corporation with or into any other corporation, or the merger or consolidation of any other corporation with or into the Corporation, to amend the Option to permit the exercise thereof in whole or in part at any time, or from time to time, prior to the effective date of any such merger or consolidation and to terminate the Option as of such effective date. In no event may the Option be exercised more than ten (10) years from the Grant Date.

9. Effect of Change in Control. In addition to any other adjustments or modification to the Option as the Committee deems appropriate under the Plan or this Agreement to maintain and protect the rights and interests of the Optionee, in the event of a Change of Control, the Option shall immediately vest in whole or in part with respect to all of the shares as to which such Option remains outstanding and unexercised and unforfeited, notwithstanding the schedule set forth on the Certificate.

10. Notices. Except as otherwise provided in this Agreement, any notice to be given to the Corporation under this Agreement shall be addressed to the Executive Compensation and Benefits Department—Stock Option (PB04A), Duke Energy Corporation at P.O. Box 1244, Charlotte, North Carolina 28201-1244, and any notice to be given to the Optionee under this Agreement shall be addressed to the Optionee at the address for the Optionee obtained from the records of the Corporation’s Executive Compensation and Benefits Department; provided, however, that either party may substitute a different address by notice in writing to the other. Except as otherwise provided in this Agreement, any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope addressed as aforesaid and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Government.

11. No Employment Rights. Nothing in the Plan, this Agreement or the Certificate shall confer upon the Optionee the right to continue in the employment or the service of the Company or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Optionee at any time for any, or no, reason.

12. Successors and Assigns. This Agreement shall bind and inure to the benefit of, and be enforceable by, the Corporation, and its successors and assigns, and the Optionee, and the Optionee’s successors and assigns expressly permitted by Section 5.

13. Optionee Confidentiality Obligations. In accepting the Option, Optionee acknowledges that Optionee is obligated under company policy, and under federal/state law to protect and safeguard the confidentiality of trade secrets and other proprietary and confidential information belonging to the Corporation and the Subsidiaries that are acquired by Optionee during Optionee’s employment with the Corporation and the Subsidiaries, and that such obligations continue beyond the termination of such employment. Optionee agrees to notify any subsequent employer of such obligations and that the Corporation and the Subsidiaries, in order to enforce such obligations, may pursue legal recourse not only against Optionee, but against a subsequent employer of Optionee.

14. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina applicable to transactions that take place entirely within the State of North Carolina and, where applicable, the laws of the United States.

15. Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan, the Certificate or this Agreement.

16. Conflicts with Plan and Correction of Errors. In the event that any provision of the Certificate or this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of the Certificate or this Agreement, as the case may be, shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, the Certificate and this Agreement do not accurately reflect an option properly granted to the Optionee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.

By their execution of the Certificate, the Corporation and Optionee enter into this Agreement and agree to be bound by its provisions.